Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces NASDAQ Letter Granting Additional 180 Day Grace Period

-Release of Year End 2002 Financial Results on Friday, March 28, 2003-

Plymouth Meeting, PA —March 26, 2003 — Genaera Corporation (NASDAQ: GENR) today announced that it has received a NASDAQ Staff Determination letter indicating that Genaera was granted an additional 180 calendar day grace period, or until September 18, 2003, to demonstrate compliance with the minimum $1.00 bid price per share requirement in accordance with Marketplace Rule 4310(c)(8)(D).

If at any time, before September 18, 2003, the bid price of Genaera’s common stock closes at $1.00 per share for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that Genaera complies with the Rule. If compliance with this rule cannot be demonstrated by September 18, 2003, NASDAQ will determine whether Genaera meets the initial listing criteria under Marketplace Rule 4310(c)(2)(A). If it meets the initial listing criteria, NASDAQ will notify Genaera that it has been granted an additional 90 calendar days to demonstrate compliance. Otherwise, NASDAQ will provide written notification that Genaera’s securities will be delisted. At that time, Genaera may appeal NASDAQ’s determination to a Listing Qualifications Panel. Genaera management is evaluating all available options in order to regain full compliance with the NASDAQ listing requirements at the earliest appropriate opportunity.

Genaera also announced that its year ended 2002 financial results will be released on Friday, March 28, 2003 at 7:30 a.m. Eastern Standard Time (EST). At 10:30 a.m. EST, as part of the Company’s efforts to ensure full disclosure, Genaera will webcast a conference call hosted by Roy C. Levitt, MD, President and Chief Executive Officer.

Those who wish to participate in the conference call may telephone (888) 331-0044 approximately 10 minutes before the start time. To access the live call or the archive via the Internet, please log onto http://www.vcall.com/EventPage.asp?ID=83102. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic lung disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for macular degeneration, lung cancer, prostate cancer and in other indications), the IL-9 antibody program and the small molecule mucoregulator program. You may identify some of these forward looking-statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine and LOMUCIN™, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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